                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

         Date of Report (date of earliest event reported): May 15, 2002


                             ----------------------



                     NORTH AMERICAN TECHNOLOGIES GROUP, INC.
               (Exact name of registrant as specified in charter)



    Delaware                      0-16217                    33-0041789
(State or other                 (Commission                (IRS Employer
jurisdiction of                 File Number)             identification no.)
 incorporation)

                   14315 West Hardy Road, Houston, Texas 77060
                    (Address of principal executive offices)


                                 (281) 847-0029
              (Registrant's telephone number, including area code)
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Item 5. Other Events

        The purpose of this Current Report is to file certain information regarding North American Technologies Group, Inc. and its subsidiary (the "Company"). Effective January 8, 2002 the Company entered into agreements with certain holders of its convertible promissory notes. The agreements provided that the holders would be given the opportunity to convert their notes into a newly issued convertible preferred stock ("5% Preferred Stock") at an effective price of $0.69 per share. One holder of a convertible promissory note would not agree to the proposal that was accepted by the other holders. On May 15, 2002, the Company executed a separate agreement with Mr. Bruce Harrison, pursuant to which Mr. Harrison converted his note into 625,974 shares of 5% Preferred Stock for an effective price of $0.50 per share. In addition, the Company granted Mr. Harrison an incremental antidilution right, exercisable once and not later than the close of business on December 31, 2003, to acquire additional shares of 5% Preferred Stock if any common stock of the Company is issued or traded for less than $0.50 per share on or before December 31, 2003. The Company also granted Mr. Harrison registration rights with respect to common stock that he may own as a result of converting the 5% Preferred Stock. A copy of the conversion agreement between the Company and Mr. Harrision is filed as Exhibit 99.1 to this Current Report.

Item 7. Financial Statements and Exhibits

(c)     Exhibits

        99.1 Conversion Agreement by and between the Company and Bruce Harrison.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    NORTH AMERICAN TECHNOLOGIES GROUP, INC.



                                    /s/ Henry W. Sullivan
                                    -------------------------------------------
                                    Henry W. Sullivan, President and CEO

Dated May 29, 2002